HYDROGENICS CORPORATION

FORM 51-102F4
BUSINESS ACQUISITION REPORT

Item 1     Identity of Company

1.1	Name and Address of Company

Hydrogenics Corporation (“Hydrogenics”) 5985 McLaughlin Road Mississauga, Ontario L5R 1B8

1.2	Executive Officer

R. Randall MacEwen Vice President, Corporate Development, General Counsel and Corporate Secretary Telephone: (905) 361-4580

Item 2     Details of Acquisition

2.1	Nature of Business Acquired

Stuart Energy Systems Corporation (“Stuart Energy”), together with its subsidiaries, is a leading global provider of integrated solutions for distributed hydrogen infrastructure requirements based on water electrolysis. Stuart Energy’s product line of hydrogen generation systems offers integrated turn-key solutions for on-site hydrogen production, compression, storage, fuel dispensing and distributed power generation. Stuart Energy’s product line is designed to meet a growing and diverse set of requirements for the industrial, power generation and transportation fueling markets. Stuart Energy integrates its proprietary hydrogen generation systems with hydrogen products from its strategic partners to provide integrated hydrogen generation products.

Stuart Energy has been a leading company in the hydrogen infrastructure market for more than 50 years and has been active in the emerging areas of energy generation and transportation for more than ten years.

As at November 30, 2004, Stuart Energy employed approximately 165 employees operating out of its two principal manufacturing and office facilities in Mississauga, Ontario and Oevel, Belgium.

2.2	Date of Acquisition

January 6, 2005.

2.3	Consideration

The total value of the acquisition was approximately U.S.$125 million, satisfied by the issuance of 26,999,399 Hydrogenics common shares.

2.4	Effect on Financial Position

The acquisition of Stuart Energy represents a key milestone in the execution of Hydrogenics’ strategic plan. It has enabled Hydrogenics to reduce its exposure to singular products, singular markets or singular adoption rates and created a diversified product portfolio of fuel cell power products, hydrogen generation stations and fuel cell test stations. Hydrogenics now has greater scale with greater revenue diversity which should lead to more predictable results for shareholders notwithstanding the cycles of any one of its businesses. Hydrogenics is now able to pursue a balanced business plan with commercial revenue today from sales of hydrogen generation systems into the on-site industrial hydrogen market, fuel cell test stations to fuel cell developers and fuel cell power products and the hydrogen refueling stations into the early-adopter demonstration markets for power and transportation applications. In addition to providing margin-contributing revenue today, the combined product portfolio of Hydrogenics and Stuart Energy positions Hydrogenics well for significant growth opportunities in a variety of hydrogen energy applications.

The combined company has an expanded roster of blue-chip partners and customers, including Air Liquide, Air Products, BOC, Cheung Kong Infrastructure, ChevronTexaco, Ford, GM, John Deere, Linde, and Toyota, as well as a global network of sales agents and global customer service capabilities. Hydrogenics believes that its ability to market a broadened and diverse product portfolio through expanded global sales and distribution channels provides it with a competitive advantage against competitors that do not enjoy such scale.

The combined and complementary product portfolio of Hydrogenics and Stuart Energy allows Hydrogenics to offer turn-key hydrogen application and hydrogen fueling solutions to target customers. As an illustrative example, Hydrogenics can offer bundled solutions for fuel cell powered forklifts and hydrogen refueling infrastructure. This combined technology portfolio includes expertise in PEM fuel cells, alkaline and PEM electrolysis, systems integration, codes and standards and fuel cell test stands, as well as access to hydrogen internal combustion engine technology.

The acquisition of Stuart Energy enabled Hydrogenics to reduce its risk profile and accelerate its pathway to commercial sustainability. The integration of Stuart Energy provides cost synergies from the rationalization of staff, facilities, infrastructure and public company costs. Hydrogenics expects annualized cost savings as a result of the combination to be approximately U.S.$8 million. Hydrogenics has already implemented the initial phase of its integration and synergies plan, including an immediate reduction of 15% of the combined workforce and rationalization of facilities.

The acquisition of Stuart Energy has also strengthened Hydrogenics’ balance sheet. As at January 31, 2005, Hydrogenics had approximately U.S.$114 million in cash and investments. In addition, the acquisition has increased the market capitalization and market float of Hydrogenics, which is expected to create increased trading liquidity for shareholders.

In connection with the acquisition, Hydrogenics issued 26,999,399 common shares, representing approximately 42% of its then outstanding common shares. For accounting purposes, the acquisition will be reflected as a subsequent event in the December 31, 2004 annual financial statements of Hydrogenics. The transaction will be accounted for as a purchase transaction in the first quarter of 2005, and Hydrogenics will consolidate the operations of Stuart Energy from January 6, 2005, the date that the minimum tender condition of Hydrogenics’ take-over bid for Stuart Energy was satisfied and Hydrogenics first took up Stuart Energy common shares deposited to the bid.

2.5	Prior Valuations

Not applicable.

2.6	Parties to Transaction

The transaction was not with an informed person, associate or affiliate of Hydrogenics.

2.7	Date of Report

March 21, 2005.

Item 3     Financial Statements

Schedule A	–	Stuart Energy’s amended audited comparative financial statements for the two years ended March 31, 2004 and 2003 together with the notes thereon and auditors’ report thereon and the audited comparative financial statements for the two years ended March 31, 2003 and 2002, together with the notes thereon and the auditors’ report thereon;

Schedule B	–	Stuart Energy’s unaudited comparative interim consolidated financial statements for the six months and three months ended September 30, 2004 and 2003; and

Schedule C	–	Hydrogenics’ unaudited pro forma consolidated balance sheet and statements of operations for the year ended December 31, 2003 and the nine months ended September 30, 2004, together with the notes thereon and auditors’ compilation report thereon.

Schedule A

Consolidated Financial Statements of

STUART ENERGY SYSTEMS CORPORATION

Years ended March 31, 2004 and 2003

KPMG LLP Chartered Accountants Suite 3300 Commerce Court West PO Box 31 Stn Commerce Court Toronto ON M5L 1B2	Telephone Fax Internet	(416) 777-8500 (416) 777-8818 www.kpmg.ca

AUDITORS’ REPORT TO THE SHAREHOLDERS

We have audited the consolidated balance sheets of Stuart Energy Systems Corporation as at March 31, 2004 and 2003 and the consolidated statements of operations, deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 2004 and 2003 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

Chartered Accountants

Toronto, Canada

May 21, 2004, except as to
notes 1(l) and 7 which are
as of November 29, 2004

KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.

STUART ENERGY SYSTEMS CORPORATION
Consolidated Balance Sheets
(In thousands of dollars)

March 31, 2004 and 2003

	2004	2003

	(Restated - notes 1(l) and 7)
Assets

Current assets:
Cash and cash equivalents	$4,522	$2,988
Short-term investments	55,081	63,303
Accounts receivable	6,160	4,981
Income taxes receivable	—	138
Inventories (note 4)	4,889	8,680
Prepaid expenses	568	380

	71,220	80,470

Capital assets (notes 5 and 7)	11,139	14,255

Intangible assets (note 6)	17,116	18,510

Goodwill	11,167	11,097

Other non-current assets	79	948

	$110,721	$125,280

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$14,919	$15,629
Customer deposits	4,842	3,013
Income taxes payable	—	8

	19,761	18,650
Shareholders’ equity:
Share capital (note 8)	217,057	195,349
Cumulative foreign currency translation adjustment	(267)	(155)
Contributed surplus (note 8(c))	288	—
Deficit	(126,118)	(88,564)

	90,960	106,630

Commitments (note 10)
Guarantees (note 11)

	$110,721	$125,280

See accompanying notes to consolidated financial statements.

On behalf of the Board:

Director	Director

STUART ENERGY SYSTEMS CORPORATION
Consolidated Statements of Operations
(In thousands of dollars, except per share amounts)

Years ended March 31, 2004 and 2003

	2004	2003

	(Restated - notes 1(l) and 7)
Product sales and service	$17,864	$6,519
Cost of product sales and service	19,927	13,062

	(2,063)	(6,543)

Expenses:
Retrofit costs (note 13)	—	1,500
Research and product development (note 9)	6,647	11,922
General and administrative	14,481	10,744
Amortization	6,750	3,905
Restructuring charge (note 2)	9,827	—
Write-off of intangible assets	—	1,622

	37,705	29,693

Loss before the undernoted	(39,768)	(36,236)

Investment and other income	2,214	1,979

Loss before income taxes	(37,554)	(34,257)

Income tax recovery (note 16)	—	(77)

Loss for the year	$(37,554)	$(34,180)

Basic and diluted loss per share (note 17)	$(1.27)	$(1.59)

Consolidated Statements of Deficit
(In thousands of dollars)

Years ended March 31, 2004 and 2003

	2004	2003

	(Restated - notes 1(l) and 7)
Deficit, beginning of year:
As previously stated	$(88,441)	$(54,384)
Re-statement for Asset Retirement Obligation (note 7)	(123)	—

As restated	(88,564)	(54,384)

Loss for the year	(37,554)	(34,180)

Deficit, end of year	$(126,118)	$(88,564)

See accompanying notes to consolidated financial statements.

STUART ENERGY SYSTEMS CORPORATION
Consolidated Statements of Cash Flows
(In thousands of dollars)

Years ended March 31, 2004 and 2003

	2004	2003

	(Restated - notes 1(l) and 7)
Cash provided by (used in):

Operations:
Loss for the year	$(37,554)	$(34,180)
Items not involving cash:
Amortization of capital assets	5,044	2,982
Amortization of intangible assets	1,556	402
Amortization of deferred product development costs	—	322
Amortization of deferred charge	150	199
Write-off of intangible assets	—	1,622
Write-off of capital assets	1,215	—
Write-off of deferred charge	670	—
Stock-based compensation expense	288	—
Change in non-cash operating working capital (note 18)	3,289	(6,049)

	(25,342)	(34,702)
Financing:
Net proceeds from issuance of common shares	21,715	(5)

Investments:
Decrease in short-term investments	8,222	58,177
Acquisition of Vandenborre Technologies NV (note 3)	—	(10,249)
Patents	(31)	(370)
Purchase of capital assets	(3,080)	(10,555)
Proceeds from collection of note receivable	50	527

	5,161	37,530

Increase in cash and cash equivalents	1,534	2,823

Cash and cash equivalents, beginning of year	2,988	165

Cash and cash equivalents, end of year	$4,522	$2,988

Supplemental cash flow information:
Interest paid	$12	$68
Income taxes received	—	49

Supplemental disclosure of non-cash transactions:
Issuance of common shares on acquisition of Vandenborre Technologies NV	—	16,696

See accompanying notes to consolidated financial statements.

STUART ENERGY SYSTEMS CORPORATION
Notes to Consolidated Financial Statements

Years ended March 31, 2004 and 2003

1.	Significant accounting policies:

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) in Canada. Significant accounting policies adopted by the Company are as follows:

(a)	Basis of consolidation:

The consolidated financial statements include the accounts of Stuart Energy Systems Corporation and its subsidiary companies. All significant intercompany balances and transactions have been eliminated.

(b)	Measurement uncertainty:

The preparation of the Company’s consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expenses during the year.

Significant estimates are required to determine the allowance for doubtful accounts, inventories, the recoverability of intangible assets, the valuation allowance on future income tax assets and warranty reserves. Actual amounts could differ from those estimates.

(c)	Revenue recognition:

Revenue from the sale of equipment is recognized in accordance with the terms of the related contract. Revenue is generally recognized when the equipment is delivered, unless there are customer acceptance clauses that are considered to be substantive, in which case revenue is recognized when customer acceptance is received.

At the point in time when revenue is recognized, the Company may retain obligations relating to installation and training of personnel. The estimated costs of such obligations are included in the cost of product sales and service at the time that such revenue is recognized. Any variances from the amount accrued at the time that revenue is recognized to the time where such obligations are realized are recognized in operations when the actual costs are known.

Revenue from the sale of services is recorded as the services are performed.

Customer deposits represent amounts received from customers in advance of product delivery.

STUART ENERGY SYSTEMS CORPORATION
Notes to Consolidated Financial Statements (continued)

Years ended March 31, 2004 and 2003

1.	Significant accounting policies (continued):

(d)	Product warranties:

The Company typically provides a warranty for parts and/or labour for up to one year or certain operating specifications such as product efficiency. Future warranty cost provisions are based on management’s best estimates of such costs, taking into account specific arrangements of the transaction and past history.

(e)	Cash and cash equivalents:

Cash and cash equivalents consist of cash on deposit and highly liquid short-term interest-bearing securities with maturities at the date of purchase of three months or less. Interest earned and market value losses are recognized immediately in the consolidated statements of operations.

(f)	Short-term investments:

Short-term investments consist of highly liquid short-term interest-bearing securities with maturities at the date of purchase of greater than three months. Investments are recorded at cost and are written down to market value when such values have declined below cost. Interest earned and market value losses are recognized immediately in the consolidated statements of operations.

(g)	Credit risk:

Concentration of credit risk in accounts receivable is limited due to the Company’s policy of obtaining customer deposits and letters of credit on large commercial contracts, as well as the large proportion of accounts receivable from government-sponsored agencies.

(h)	Inventories:

Raw materials and components are valued at the lower of cost and replacement cost. Cost is determined on a first-in, first-out basis.

Work in process is valued at the lower of cost and net realizable value.

STUART ENERGY SYSTEMS CORPORATION
Notes to Consolidated Financial Statements (continued)

Years ended March 31, 2004 and 2003

1.	Significant accounting policies (continued):

(i)	Capital assets:

Capital assets are recorded at the lower of amortized cost and fair value. Amortization is provided from the date of acquisition or, in respect of internally constructed assets, from the time an asset is completed and ready for use, using the straight-line method over the estimated useful life of the asset as follows:

Office furniture	5 years
Automobiles	4 years
Equipment	4 - 5 years
Leasehold improvements	Shorter of initial term of the respective lease and estimated useful life

(j)	Impairment of long-lived assets:

Long-lived assets are amortized over their useful lives. The Company reviews long-lived assets for impairment annually or more frequently if events or changes in circumstance indicate that the carrying amount may not be recoverable. If the sum of the undiscounted future cash flows expected to result from the use and eventual disposal of long-lived assets is less than their carrying values, these assets are considered to be impaired and an impairment loss is measured as the amount by which the carrying value exceeds their fair value.

Prior to April 1, 2003, the Company assessed and measured impairment by comparing the carrying value to the undiscounted cash flows the long-loved assets were expected to generate. The adoption of this policy had no impact on the Company’s financial position or results of operations and no impairment had occurred as at March 31, 2004.

STUART ENERGY SYSTEMS CORPORATION
Notes to Consolidated Financial Statements (continued)

Years ended March 31, 2004 and 2003

1.	Significant accounting policies (continued):

(k)	Goodwill and intangible assets:

Effective April 1, 2002, the Company adopted The Canadian Institute of Chartered Accountants’ (“CICA”) Handbook Section 3062, Goodwill and Other Intangible Assets. These standards mandate the purchase method of accounting for business combinations initiated on or after July 1, 2001 and also establish criteria for identifying and measuring intangible assets acquired in business combinations that are recorded and reported apart from goodwill. Goodwill is not amortized, but instead tested for impairment at least annually by comparing its fair value with its carrying amount. If the carrying amount of goodwill exceeds the implied fair value, an impairment loss would be recognized in an amount equal to the excess.

Intangible assets with finite lives are recorded at the lower of amortized cost and fair value. Product technology, customer relationships, trademarks and trade names acquired by the Company are amortized on a straight-line basis over their estimated useful lives of 5 to 12.5 years. The Company reviews the propriety of the carrying amount of intangibles with finite lives when events or circumstances indicate that the carrying amount may not be recoverable. The net recoverable amount is based on projections of future undiscounted net cash flows. If the net recoverable amount is less than cost, the asset is written down to fair value.

(l)	Asset retirement obligations:

Effective April 1, 2004, the Company adopted, on a retroactive basis, CICA Handbook Section 3110, Asset Retirement Obligations, which replaced the guidance on future removal and site restoration costs included in the CICA Handbook Section 3061, Property, Plant and Equipment. The standard requires recognition of a liability at its fair value for the obligation associated with the retirement of a tangible long-lived asset. A corresponding asset retirement cost is added to the carrying amount of the related asset and amortized over the useful life of the asset.

STUART ENERGY SYSTEMS CORPORATION
Notes to Consolidated Financial Statements (continued)

Years ended March 31, 2004 and 2003

1.	Significant accounting policies (continued):

(m)	Research and product development costs:

Research costs are expensed as incurred. Development costs for technically and commercially feasible products, which management intends to produce and market and/or use, are deferred until commercial use begins.

Amortization of deferred product development costs is provided on a straight-line basis over the estimated commercial life of the product, commencing in the year following that in which the new product development was completed.

Funding for research and product development includes government and non-government research and development support. Research and product development support is netted against research and product development costs as the applicable costs are incurred unless it is for reimbursement of an asset, in which case, it is accounted for as a reduction in the cost of the applicable asset.

(n)	Income taxes:

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, future income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases. Future income tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is recognized in operations in the year that includes the date of enactment or substantive enactment. Future income tax assets are recognized to the extent that the realization of such benefits is considered to be more likely than not.

(o)	Pension costs:

The Company has a defined contribution plan. Current service pension costs are expensed as incurred.

STUART ENERGY SYSTEMS CORPORATION
Notes to Consolidated Financial Statements (continued)

Years ended March 31, 2004 and 2003

1.	Significant accounting policies (continued):

(p)	Fair values of financial instruments:

The carrying values of cash and cash equivalents, short-term investments, accounts receivable and accounts payable and accrued liabilities approximate their fair values due to the short-term maturity of these financial instruments. The carrying values of notes receivable approximate their fair values as the interest rate attached to the notes approximates current market rates of interest or the note is due on demand.

(q)	Foreign currency translation:

Assets and liabilities of subsidiaries which operate in Belgium are considered to be self-sustaining and are translated into Canadian dollars at the year-end exchange rates, and the results of their operations are translated at the average rates of exchange for the year. The resulting translation adjustments are accumulated in a separate component of shareholders’ equity. Other currency gains and losses are included in earnings.

The subsidiaries which operate in the United States are considered to be integrated with those of the Company. Accordingly, all foreign currency amounts are translated into Canadian dollars on the following bases:

(i)	non-monetary items, at the rates of exchange in effect at the date of acquisition;

(ii)	other assets and liabilities, at the rate in effect at the balance sheet dates; and

(iii)	revenue and expenses, other than charges for amortization of non-monetary assets, at average rates of exchange in effect during the year.

Related translation gains or losses are included in the consolidated statements of operations.

(r)	Stock-based compensation plans:

The Company has a stock-based compensation plan for employees and members of the Board of Directors, as described in note 8. All stock options issued under this plan have an exercise price equal to the fair market value of the underlying shares on the date of grant.

STUART ENERGY SYSTEMS CORPORATION
Notes to Consolidated Financial Statements (continued)

Years ended March 31, 2004 and 2003

1.	Significant accounting policies (continued):

Effective April 1, 2003, on a prospective basis, the Company adopted the new recommendations of the CICA with respect to stock options granted after that date. The new standard requires that compensation expense be recorded on the grant of options to employees. Options are valued using the Black-Scholes option-pricing model and the resulting value of the options is recorded as contributed surplus over the vesting period of the options.

For stock options issued from April 1, 2002 through to March 31, 2003, the Company applied the settlement method of accounting, which permitted the Company to not record compensation costs on the granting of stock options to employees. The pro forma disclosures of the impact on loss and loss per share of recording stock options granted during this period at their fair value are disclosed in note 8.

2.	Restructuring charge:

In November 2003, the Company recognized a restructuring charge of $9,827,000 relating to the final phase of its integration plan as a result of the acquisition of Vandenborre Technologies NV on February 28, 2003. The charge consisted of $3,460,000 related to the closure of the Company’s facility in Shawiningan, Quebec and $1,875,000 related to the write-off of leasehold improvements, deferred charges and the downsizing of its facility in Mississauga, Ontario, $1,650,000 related to severance costs associated with workforce downsizing and $2,842,000 related to inventory write-downs. Subsequent to the recognition of the initial severance liability of $1,650,000, the Company has made payments in the amount of $617,000. In addition, the Company has made lease and utility payments in the amount of $156,000, reducing the closure cost accrual at year end.

3.	Acquisition of Vandenborre Technologies NV:

On February 28, 2003, the Company acquired Vandenborre Technologies NV (“Vandenborre”), a Belgium-based company involved in the design, manufacture and sale of pressurized hydrogen generation systems, for consideration consisting of cash of U.S. $6,390,000 (Cdn. $9,477,000) and the issuance of 7,322,672 common shares valued at $16,696,000. The value of each common share issued was $2.28, which is based on the average quoted market price of the Company’s common shares around the announcement date of the acquisition, being December 23, 2002. In addition, there were acquisition costs of $1,787,000 for a total purchase price of $27,960,000.

STUART ENERGY SYSTEMS CORPORATION
Notes to Consolidated Financial Statements (continued)

Years ended March 31, 2004 and 2003

3.	Acquisition of Vandenborre Technologies NV (continued):

Included in the liabilities assumed on the acquisition of Vandenborre was $1,323,000 of severance and lease termination costs related to certain employees of Vandenborre and the closure of certain facilities used by a subsidiary of Vandenborre.

The acquisition has been accounted for using the purchase method and the results of Vandenborre are included in the consolidated financial statements from the date of acquisition. The cost of acquisition has been allocated to the acquired assets and assumed liabilities as follows:

(In thousands of dollars)
Current assets	$6,888
Capital assets	1,885

Intangible assets:
Product technology	17,237
Customer relationships	600
Trademarks and trade names	420

18,257

Goodwill	11,097

38,127

Current liabilities	(10,167)

Consideration paid	27,960

Less cash acquired	1,015

$26,945

4.	Inventories:

	2004	2003

	(In thousands of dollars)
Raw materials and components	$2,546	$4,951
Work in process	2,343	3,729

	$4,889	$8,680

STUART ENERGY SYSTEMS CORPORATION
Notes to Consolidated Financial Statements (continued)

Years ended March 31, 2004 and 2003

5.	Capital assets:

		Accumulated	Net book
2004	Cost	amortization	value

	(In thousands of dollars)
Office furniture	$856	$618	$238
Automobiles	122	86	36
Equipment	12,624	5,717	6,907
Leasehold improvements	6,871	2,913	3,958

	$20,473	$9,334	$11,139

		Accumulated	Net book
2003	Cost	amortization	value

	(In thousands of dollars)
Office furniture	$1,504	$885	$619
Automobiles	178	117	61
Equipment	9,555	2,687	6,868
Leasehold improvements	8,338	1,631	6,707

	$19,575	$5,320	$14,255

6.	Intangible assets:

		Accumulated	Net book
2004	Cost	amortization	value

	(In thousands of dollars)
Patents	$479	$92	$387
Product technology	17,344	1,486	15,858
Customer relationships	604	65	539
Trademarks and trade names	423	91	332

	$18,850	$1,734	$17,116

STUART ENERGY SYSTEMS CORPORATION
Notes to Consolidated Financial Statements (continued)

Years ended March 31, 2004 and 2003

6.	Intangible assets (continued):

		Accumulated	Net book
2003	Cost	amortization	value

	(In thousands of dollars)
Patents	$440	$60	$380
Product technology	17,237	115	17,122
Customer relationships	600	5	595
Trademarks and trade names	420	7	413

	$18,697	$187	$18,510

As a result of the acquisition of Vandenborre in fiscal 2003 (note 3), the Company revised its projections of the mix of technologies that may be marketed in the future. Accordingly, the Company wrote off its investment in intellectual property of $1,110,000 and patents of $512,000 in fiscal 2003.

7.	Asset retirement obligations:

The Company has asset retirement obligations to restore leased facilities upon termination of the leases. Management has estimated a discounted liability at April 1, 2002 of $484,000. The undiscounted amount of estimated cash flows required to settle the obligation at lease end is $536,000. These costs have been added to the carrying costs of leasehold improvements, on a discounted basis, as at April 1, 2002. These costs are being amortized over the remaining lease term. For the year ended March 31, 2004, the Company recorded amortization and liability accretion expense of $104,000 and $19,000, respectively, related to these obligations. The amortized balance of Asset Restoration Cost at March 31, 2004 is $242,000. The credit adjusted risk-free discount rate used to calculate these obligations is 4.1%.

8.	Share capital:

(a)	Authorized:
Unlimited preference shares Unlimited common shares

STUART ENERGY SYSTEMS CORPORATION
Notes to Consolidated Financial Statements (continued)

Years ended March 31, 2004 and 2003

8.	Share capital (continued):

(b)	Common shares issued:

	2004		2003

	Number of		Number of
	shares	Amount	shares	Amount

		(In thousands		(In thousands
		of dollars)		of dollars)
Balance, beginning of year	28,173,359	$196,500	20,740,847	$179,809
Issued on acquisition of Vandenborre (note 3)	—	—	7,322,672	16,696
Issued through public offering and exercise of over-allotment option, net of issue costs of $2,285,000 (i)	8,000,000	21,715	—	—
Options exercised, net of issue costs of $8,000 in 2004 (2003 — $6,000) (ii)	73,520	(7)	109,840	(5)

Balance, end of year	36,246,879	218,208	28,173,359	196,500
Note receivable for common shares (iii)	—	(1,151)	—	(1,151)

	36,246,879	$217,057	28,173,359	$195,349

(i)	In February and March 2004, the Company issued, through a public offering, 8,000,000 common shares for gross proceeds of $24,000,000.

(ii)	During fiscal 2004, the Company issued 73,520 common shares upon the exercise of stock options. Consideration received on the exercise of the stock options amounted to $735.

(iii)	On September 28, 2001, the Company issued 203,750 common shares to an officer of the Company in exchange for a demand promissory note in the amount of $1,151,000. The demand promissory note is non-interest bearing, provided a default has not occurred, and is secured by the common shares. In the event that a default occurs, the demand promissory note would bear interest at 6% per annum. The Board of Directors may, from time to time, consider whether to forgive portions of the note based on the board’s assessment of the performance of the Company and the officer. No amounts have been forgiven to date.

STUART ENERGY SYSTEMS CORPORATION
Notes to Consolidated Financial Statements (continued)

Years ended March 31, 2004 and 2003

8.	Share capital (continued):

(c)	Stock option plan:

The Company has reserved for issuance 3,100,000 shares (2003 — 3,100,000) pursuant to a stock option plan (the “Plan”). Under the Plan, options may be granted by the Board of Directors to employees, officers, consultants and members of the Board of Directors.

Options granted prior to October 2001 generally vest over 39 months, 28% after 12 months and the remainder prorated quarterly over the remaining 27 months. Options granted since October 2001 generally vest over four years in equal amounts of 25% per annum. Also, certain options vest pursuant to performance. The options are issued at an exercise price equal to the market price of the shares on the date of grant.

Transactions during fiscal years 2004 and 2003 are summarized as follows:

	2004		2003

		Weighted		Weighted
		average		average
	Number of	exercise	Number of	exercise
	shares	price	shares	price

Outstanding, beginning of year	2,907,150	$5.484	2,908,480	$5.358
Granted	169,500	2.970	331,420	4.189
Exercised	(73,520)	0.010	(109,840)	0.010
Forfeited/cancelled	(175,610)	6.485	(222,910)	5.007

Outstanding, end of year	2,827,520	5.409	2,907,150	5.484

Options exercisable, end of year	1,848,198	$5.308	1,667,192	$5.037

STUART ENERGY SYSTEMS CORPORATION
Notes to Consolidated Financial Statements (continued)

Years ended March 31, 2004 and 2003

8.	Share capital (continued):

The following table summarizes information about stock options outstanding at March 31, 2004:

	Options outstanding			Options exercisable
		Weighted
		average	Weighted		Weighted
Range of		remaining	average		average
exercise	Number	contractual	exercise	Number	exercise
prices	outstanding	life in years	price	exercisable	price

$0.01	32,820	2.88	$0.01	32,820	$0.01
$2.60 - $4.54	820,000	3.56	3.42	492,625	3.38
$5.11 - $5.90	939,300	5.13	5.62	848,670	5.61
$6.20 - $6.90	896,500	7.82	6.78	348,750	6.78
$7.95 - $9.50	138,900	5.07	8.11	125,333	8.11

The Company uses the Black-Scholes option pricing model to estimate the fair value at the date of grant for options granted subsequent to April 1, 2002. During fiscal 2004, 169,500 options with a weighted average fair value of $2.49 were granted to employees and valued using the following weighted average assumptions. Compensation expense of $288,000 was recognized during the year relating to these options and was charged to contributed surplus.

	2004	2003

Options granted	169,500	331,420
Weighted average fair value	$2.49	$3.65
Risk-free interest rate	4.50%	5.22%
Expected volatility	86%	81%
Expected life (in years)	5 - 10	10
Expected dividends	nil	nil

STUART ENERGY SYSTEMS CORPORATION
Notes to Consolidated Financial Statements (continued)

Years ended March 31, 2004 and 2003

8.	Share capital (continued):

The pro forma impact of the compensation expense related to the fair value of the stock options granted from April 1, 2002 to March 31, 2003 would be as follows:

	2004	2003

	(In thousands of dollars)
Loss for the year attributable to common shareholders — as reported	$37,554	$34,180
Stock-based compensation expense	442	383

Loss for the year attributable to common shareholders — pro forma	$37,996	$34,563

Loss per share — as reported	$1.27	$1.59
Loss per share — pro forma	1.29	1.61

Weighted average number of shares outstanding	29,456,633	21,453,674

9.	Research and product development:

Research and product development expenses are recorded net of program funding received or receivable.

	2004	2003

	(In thousands of dollars)
Research and product development expenses	$9,015	$12,947
Research and product development funding	2,368	1,025

	$6,647	$11,922

STUART ENERGY SYSTEMS CORPORATION
Notes to Consolidated Financial Statements (continued)

Years ended March 31, 2004 and 2003

10.	Commitments:

(a)	Operating leases:

The Company is committed to payments under operating leases for equipment and buildings through 2009 and thereafter as follows:

(In thousands of dollars)
2005	$2,347
2006	2,322
2007	1,223
2008	747
2009	681
Thereafter	1,179

$8,499

These commitments include $2,915,000 of lease costs which have been included in the restructuring charge (note 2).

(b)	Contractual obligations:

The Company has entered into contractual obligations with various government agencies. Under these arrangements, the Company was eligible to receive up to a cumulative amount of $1,295,000 (2003 — $1,578,000) toward agreed upon research and development project costs for 2004. The amount received in 2004 was $2,368,000 for work performed in 2004 and prior years (2003 — $1,025,000). In return, these funding agencies have a right to receive royalties, 0.3% to 1.0% of gross revenue received by the Company if the intellectual property is commercialized. The Company is only obligated to make royalty payments after certain dates and/or revenue levels are achieved from products that contain the funded intellectual property. To date, those dates and/or revenue levels have not been met.

STUART ENERGY SYSTEMS CORPORATION
Notes to Consolidated Financial Statements (continued)

Years ended March 31, 2004 and 2003

10.	Commitments (continued):

(c)	Financial instruments:

At March 31, 2004, the Company had outstanding currency call option contracts, giving it the right but not obligation, to purchase Cdn. $2,600,000 at an average rate to U.S. dollars of $0.7369 in the first nine months of fiscal 2005 and to purchase €500,000 at an average rate to U.S. dollars of $1.26. The Company also had outstanding currency put option contracts, giving the buyer the right but not obligation, to sell to the Company Cdn. $600,000 at an average rate to U.S. dollars of $0.755 in April 2004 and to sell to the Company €100,000 at an average rate to U.S. dollars of $1.21 in April 2004. The purpose of the Company’s hedging activities is to reduce the risk that the eventual U.S. dollar and Euro cash flows relating to a portion of its future Canadian and Belgian production costs will be adversely affected by an appreciation of the Canadian dollar or Euro versus the U.S. dollar. The fair value of these contracts at March 31, 2004 was $130,000.

11.	Guarantees:

Effective April 1, 2003, the Company implemented Accounting Guideline 14, Disclosure of Guarantees, issued by the CICA, which requires a guarantor to disclose in its notes to the consolidated financial statements significant information about guarantees it has provided. Under this guideline, a guarantee is defined as a contract or indemnification agreement, which requires the Company to make payments (cash, financial instruments, other assets, the Company’s own shares or the provision of services) to a third party contingent on future events. These payments are contingent on either (i) changes in an underlying interest rate, security price, commodity price, foreign exchange rate or other variables that are related to an asset, liability or an equity security of the guaranteed party, (ii) the failure of another entity to perform under an obligating agreement, or (iii) the failure of another party to pay its indebtedness when due (a “Guarantee”). The disclosures are required even when the likelihood of the guarantor having to make any payment under the Guarantee is remote.

STUART ENERGY SYSTEMS CORPORATION
Notes to Consolidated Financial Statements (continued)

Years ended March 31, 2004 and 2003

11.	Guarantees (continued):

(a)	Standby letters of credit and letters of guarantee:

As at March 31, 2004, the Company has outstanding standby letters of credit and letters of guarantee issued by several financial institutions of $5,822,000 (2003 — $3,123,000) which have various expiry dates extending through to February 2007. These instruments primarily relate to obligations in connection with the terms and conditions of the Company’s sales contracts. The standby letters of credit and letters of guarantee may be drawn upon by the customer if the Company fails to perform its obligations under the sales contracts and the Company would be liable to the financial institution for the amount of the standby letter of credit or letter of guarantee in the event that the instruments are drawn upon by the customer.

(b)	Leased premises:

The Company has outstanding letters of credit issued by a financial institution in the amount of $900,000 and $100,000 related to a lease agreement for premises. These letters of credit expire in July 2004 and November 2011, respectively. The letters of credit may be drawn upon by the lessor if the Company fails to pay amounts as they become due in connection with the lease agreement and the Company would be liable to the financial institution for the amount of the letter of credit in the event that the instruments are drawn upon by the lessor.

(c)	Indemnification provisions:

The Company from time to time enters into agreements in the normal course of its business, such as service arrangements and leases, and in connection with business or asset acquisitions or dispositions. These agreements, by their nature, may provide for indemnification of counterparties. These indemnification provisions may be in connection with breach of representations and warranties and for future claims for certain liabilities. The terms of these indemnification provisions vary in duration and can extend for an unlimited period of time. Given the nature of these indemnification provisions, the Company is unable to reasonably estimate its total maximum potential liability as certain indemnification provisions do not provide for a maximum potential amount and the amounts are dependent on the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time. Historically, the Company has not made any significant payments in connection with these indemnification provisions.

STUART ENERGY SYSTEMS CORPORATION
Notes to Consolidated Financial Statements (continued)

Years ended March 31, 2004 and 2003

12.	Operating lines of credit:

The Company has an undrawn line of credit with its principal North American banker of $8,250,000. This operating line of credit bears interest at bank prime plus 0.875%.

The Company has an undrawn line of credit with its principal European banker of $2,145,000 to support commercial letters of credit.

All line of credit borrowings are secured by a general security agreement covering all assets of the Company. As at March 31, 2004, the Company has outstanding standby letters of credit and letters of guarantee of $5,822,000 against those lines of credit.

13.	Retrofit costs:

During fiscal 2002, the Company recorded a charge to operations of $6,000,000 in connection with the retrofit of certain hydrogen generating systems, including costs related to an inventory write-down, as well as customer support. The retrofit of the hydrogen generating systems was in response to discovery of a batch of non-conforming outsourced components. The affected components were covered under the Company’s warranty program. Throughout fiscal 2003, the Company replaced, delivered and began commissioning all units scheduled for replacement. As a result of previously unanticipated increases in component manufacturing costs, an additional charge of $1,500,000 was made in fiscal 2003.

14.	Related party transactions:

Up until December 31, 2002, the Company leased a building from 1129111 Ontario Limited, a company controlled by a shareholder of the Company. The Company also received interest from 1129111 Ontario Limited in connection with a note receivable. In addition, the Company paid royalties to an investee company related to the use of proprietary technology. These related party transactions are in the normal course of business and are measured at the exchange amount of consideration established and agreed to by the parties. Transactions with related parties during the year are as follows:

	2004	2003

	(In thousands of dollars)
Rental payments	$—	$33
Interest earned	—	40
Royalties paid	44	7

STUART ENERGY SYSTEMS CORPORATION
Notes to Consolidated Financial Statements (continued)

Years ended March 31, 2004 and 2003

14.	Related party transactions (continued):

Included in accounts receivable are amounts due from an investee company of nil (2003 — $22,000). Included in accounts payable and accrued liabilities are amounts due to an investee company of $39,000 (2003 — nil). Also included in accounts receivable is the current portion of an interest-bearing note from an officer of $50,000 at the end of fiscal 2004 and 2003, with the related non-current portion of $50,000 in 2003 included in other non-current assets.

15.	Pension plan:

The total pension expense under the Company’s defined contribution plan for the year was $227,655 (2003 — $290,000).

16.	Income taxes:

As restated:

(a)	Income tax recovery differs from the amount that would be computed by applying the combined federal and provincial statutory income tax rates to the loss before income taxes. The reasons for the differences are as follows:

	2004	2003

	(In thousands of dollars)
Income tax recovery at combined statutory rate	$(13,703)	$(13,020)
Increase (decrease) resulting from:
Non-deductible expenses	57	35
Non-taxable losses realized for accounting purposes	220	551
Non-taxable portion of write-down of intangible assets	—	254
Change in valuation allowance	18,471	8,415
Large Corporations Tax	7	90
Income tax at different rates in foreign and other provincial jurisdictions	170	127
Change in tax rates on prior years’ temporary differences	(5,947)	352
Change in tax rates on current year’s temporary differences	(80)	3,194
Others	805	(75)

Income tax recovery	$—	$(77)

STUART ENERGY SYSTEMS CORPORATION
Notes to Consolidated Financial Statements (continued)

Years ended March 31, 2004 and 2003

16.	Income taxes (continued):

(b)	The tax effects of temporary differences that give rise to significant portions of the future tax assets and future tax liabilities at March 31, 2004 and 2003 are presented below:

	2004	2003

	(In thousands of dollars)
Current future tax assets:
Warranty and other reserves	$315	$450
Share issuance costs	566	498

	881	948
Less valuation allowance	881	948

	—	—

Long-term future tax assets:
Investments — differences in net book value and tax value	688	755
Capital assets and patents — differences in net book value and undepreciated capital costs	756	190
Share issuance costs	262	670
Non-capital loss carryforward	41,000	19,576
Scientific research and experimental development expenditures carryforward	7,481	5,849
Other	30	59

	50,217	27,099
Less valuation allowance	50,217	27,099

	—	—

Current future tax liabilities:
Short-term investments — differences in net book value and tax value	431	423
Share issuance costs	(431)	(423)

	—	—

Long-term future tax liabilities:
Capital assets and patents — differences in net book value and undepreciated capital costs	140	142
Other assets	7	266
Intangible assets	5,830	6,350
Share issuance costs	(147)	(408)
Non-capital loss carryforward	(5,830)	(6,350)

	—	—

Net future tax asset	$—	$—

STUART ENERGY SYSTEMS CORPORATION
Notes to Consolidated Financial Statements (continued)

Years ended March 31, 2004 and 2003

16.	Income taxes (continued):

(c)	The Company has non-capital loss carryforwards of approximately $132,336,000, which are available to be applied against taxable income of future years. The benefit of approximately $17,141,000 has been recorded in the accounts as a reduction of future income tax liabilities. The losses expire as follows:

(In thousands of dollars)
2005	$279
2006	442
2007	1,828
2008	3,175
2009	36,465
2010	37,138
2011	24,473
2020	87
2021	67
2022	132
No expiry	28,250

$132,336

The Company has undeducted scientific research and experimental development expenditures of $20,712,000, which can be carried forward indefinitely. In addition, the Company has investment tax credits, which may be carried forward to offset income taxes otherwise payable of approximately $2,972,000, which expire in the years 2011 through to 2014.

17.	Loss per share:

Loss per share has been calculated using the weighted average number of shares outstanding during the year of 29,456,633 (2003 — 21,453,674). The potential effects of the issuance of shares under the stock option plan is not dilutive to the loss per share.

STUART ENERGY SYSTEMS CORPORATION
Notes to Consolidated Financial Statements (continued)

Years ended March 31, 2004 and 2003

18.	Change in non-cash operating working capital:

	2004	2003

	(In thousands of dollars)
Accounts receivable	$(1,519)	$1,087
Income taxes receivable	138	(36)
Inventories	3,812	(3,053)
Prepaid expenses	(187)	43
Accounts payable and accrued liabilities	(759)	(4,331)
Customer deposits	1,812	238
Income taxes payable	(8)	3

	$3,289	$(6,049)

19.	Segmented information:

In late fiscal 2003, the Company acquired Vandenborre (note 3) and for segment reporting purposes considered Vandenborre to be a separate segment. During fiscal 2004, the Company has integrated the activities of Vandenborre and the Company so that the Company now operates in one segment which is the production of electrolytic hydrogen equipment. Accordingly, the prior year’s operating segment information is not presented.

Summarized product sales and service revenue by country, as determined by the location of the customers, is as follows:

	2004	2003

	(In thousands of dollars)
Spain	$2,451	$—
Sweden	1,733	—
Austria	1,564	—
India	1,359	401
United States	1,168	2,228
China	1,099	—
Hong Kong	937	—
Portugal	813	—
Canada	764	—
Egypt	650	—
Turkey	10	1,243
Other	5,316	2,647

	$17,864	$6,519

STUART ENERGY SYSTEMS CORPORATION
Notes to Consolidated Financial Statements (continued)

Years ended March 31, 2004 and 2003

19.	Segmented information (continued):

In 2004, there was no significant economic dependence on any single or particular group of customers. In 2003, two customers represented 25% of product sales and service revenue.

Capital assets are located in the following countries:

	2004	2003

	(In thousands of dollars)
Canada	$8,736	$12,067
Belgium	2,161	1,842

	$10,897	$13,909

Goodwill has not been allocated on a geographic basis since it relates to the Company’s operating segment.

20.	Comparative figures:

Certain 2003 comparative figures have been reclassified to conform with the financial statement presentation adopted in 2004.

Auditor’s Report to the Shareholders

We have audited the consolidated balance sheets of Stuart Energy Systems Corporation as at March 31, 2003 and 2002 and the consolidated statements of operations, deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 2003 and 2002 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

Chartered Accountants
Toronto, Canada
May 16, 2003

Management’s Responsibility for Financial Reporting

The accompanying consolidated financial statements of Stuart Energy Systems Corporation and the information contained in this annual report are the responsibility of management and have been approved by the Board of Directors.

The financial statements have been prepared by management in accordance with accounting principles generally accepted in Canada and using accounting policies and methods considered to be the most appropriate in the circumstances. Significant accounting policies are described in note 1 to the consolidated financial statements. In the preparation of these financial statements management has made estimates and judgments, which are believed to be reasonably determined and appropriate. Management is also responsible to ensure that the financial information presented throughout the annual report is consistent with the financial statements.

In order to fulfill its responsibilities, management develops and maintains systems of internal accounting and administrative controls which are designed to provide reasonable assurance that the financial information is relevant and reliable and that the Company’s assets are appropriately accounted for and adequately safeguarded.

The Board of Directors is responsible for overseeing management in the performance of its financial reporting responsibilities and is ultimately responsible for reviewing and approving the financial statements and related financial information in the annual report. The board carries out this responsibility principally through its appointed Audit Committee. The committee meets periodically with management, as well as with the external auditors, to discuss internal controls over financial reporting, auditing matters and financial reporting issues and reports to the board prior to the board’s approval of the financial statements and annual report. The committee also recommends the engagement and reappointment of the external auditors, for review by the board and approval of the Company’s shareholders at its annual meeting. KPMG LLP have full and free access to the Audit Committee.

KPMG LLP, Chartered Accountants have performed an independent audit of the consolidated financial statements in accordance with Canadian generally accepted auditing standards, and their report to the shareholders is included in this annual report.

Jon Slangerup President and Chief Executive Officer Toronto, Canada May 16, 2003	Anthony J. Dundas Vice President and Chief Financial Officer Toronto, Canada May 16, 2003

Consolidated Balance Sheets
(In thousands of dollars)

March 31, 2003 and 2002

	2003	2002

Assets
Current assets:
Cash and cash equivalents	$2,988	$165
Short-term investments	63,303	121,480
Accounts receivable	4,931	3,873
Income taxes receivable	138	102
Inventories (note 3)	8,680	2,015
Prepaid expenses	380	344
Current portion of notes receivable (note 4)	50	50

	80,470	128,029

Notes receivable (note 4)	50	577

Capital assets (note 5)	13,909	4,867

Intangible assets (note 6)	18,510	1,907

Goodwill	11,097	—

Other non-current assets	898	1,317

	$124,934	$136,697

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$15,160	$11,940
Customer deposits	3,013	483
Income taxes payable	8	—

	18,181	12,423

Shareholders’ equity:
Share capital (note 7)	195,349	178,658
Cumulative foreign currency translation adjustment	(155)	—
Deficit	(88,441)	(54,384)

	106,753	124,274

Commitments (note 8)
Contingencies (note 9)

	$124,934	$136,697

See accompanying notes to consolidated financial statements.
On behalf of the Board:

Director	Director

Consolidated Statements of Operations
(In thousands of dollars, except per share amounts)

Years ended March 31, 2003 and 2002

	2003	2002

Revenue:
Product sales and service	$6,519	$5,907
Research and product development funding	1,025	2,002
Investment and other income	1,979	7,257

	9,523	15,166

Cost of revenue and expenses:
Cost of product sales and service	8,871	9,907
Retrofit costs (note 11)	1,500	6,000
Research and product development	15,109	17,250
General and administrative	12,754	10,196
Amortization	3,801	1,311
Write-off of intangible assets (note 6)	1,622	—

	43,657	44,664

Loss before income taxes	(34,134)	(29,498)

Income taxes (recovery) (note 14):
Current	(77)	54
Future	—	(589)

	(77)	(535)

Loss for the year	$(34,057)	$(28,963)

Basic and diluted — loss per share (note 15)	$(1.59)	$(1.41)

Consolidated Statements of Deficit
(In thousands of dollars)

Years ended March 31, 2003 and 2002

	2003	2002

Deficit, beginning of year	$(54,384)	$(25,421)

Loss for the year	(34,057)	(28,963)

Deficit, end of year	$(88,441)	$(54,384)

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
(In thousands of dollars)

Years ended March 31, 2003 and 2002

	2003	2002

Cash provided by (used in):
Operations:
Loss for the year	$(34,057)	$(28,963)
Items not involving cash:
Amortization of capital assets	2,878	788
Amortization of intangible assets	402	238
Amortization of deferred product development costs	322	220
Amortization of deferred charge	199	65
Gain on disposal of investment in affiliate	—	(30)
Write-off of intangible assets	1,622	—
Write-off of goodwill	—	29
Future income taxes	—	(589)
Change in non-cash operating working capital (note 16)	(6,518)	6,657

	(35,152)	(21,585)

Financing:
Net proceeds from issuance of common shares	(5)	294

Investments:
Decrease in short-term investments	58,177	21,834
Proceeds received on disposal of investment in affiliate	—	49
Acquisition of Vandenborre Technologies NV (note 2)	(10,249)	—
Patents	(370)	(140)
Purchase of capital assets	(10,105)	(2,221)
Proceeds from collection of note receivable	527	—
Funds advanced under notes receivable	—	(150)

	37,980	19,372

Increase (decrease) in cash and cash equivalents	2,823	(1,919)

Cash and cash equivalents, beginning of year	165	2,084

Cash and cash equivalents, end of year	$2,988	$165

Supplemental cash flow information:
Interest paid	$68	$58
Income taxes paid (recovery), net	(49)	182

Supplemental disclosure of non-cash transactions:
Issuance of common shares on acquisition of Vandenborre Technologies NV	16,696	—

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements
Years ended March 31, 2003 and 2002

1.	Significant accounting policies:

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) in Canada. Significant accounting policies adopted by the Company are as follows:

(a)	Basis of consolidation:

The consolidated financial statements include the accounts of Stuart Energy Systems Corporation and its subsidiary companies. All significant intercompany balances and transactions have been eliminated.

(b)	Measurement uncertainty:

The preparation of the Company’s consolidated financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expenses during the year.

Significant estimates are required to determine the allowance for doubtful accounts, inventories, the recoverability of intangible assets, the valuation allowance on future income tax assets and warranty reserves. Actual amounts could differ from those estimates.

(c)	Revenue recognition:

Revenue from the sale of equipment is recognized in accordance with the terms of the related contract. Revenue is generally recognized when the equipment is delivered.

At the point in time when revenue is recognized, the Company may retain obligations relating to installation and training of personnel. The estimated costs of such obligations are included in the cost of product sales and service at the time that such revenue is recognized. Any variances from the amount accrued at the time that revenue is recognized to the time where such obligations are realized are recognized in operations when the actual costs are incurred.

Revenue from the sale of services is recorded as the services are performed.

Customer deposits represent amounts received from customers in advance of product delivery.

(d)	Cash and cash equivalents:

Cash and cash equivalents consist of cash on deposit and highly liquid short-term interest bearing securities with maturities at the date of purchase of three months or less. Interest earned and market value losses are recognized immediately in the consolidated statements of operations.

(e)	Short-term investments:

Short-term investments consist of highly liquid short-term interest-bearing securities with maturities at the date of purchase of greater than three months. Interest earned and market value gains or losses are recognized immediately in the consolidated statements of operations.

(f)	Credit risk:

Concentration of credit risk in accounts receivable is limited due to the Company’s policy of obtaining customer deposits and letters of credit on large commercial contracts, as well as the large proportion of accounts receivable from government-sponsored agencies.

(g)	Inventories:

Raw materials and components are valued at the lower of cost and replacement cost.

Cost is determined on a first-in, first-out basis.

Work in process is valued at the lower of cost and net realizable value.

Notes to Consolidated Financial Statements (continued)
Years ended March 31, 2003 and 2002

(h)	Capital assets:

Capital assets are recorded at the lesser of amortized cost and fair value. Amortization is provided from the date of acquisition or, in respect of internally constructed assets, from the time an asset is completed and ready for use, using the straight-line method over the estimated useful life of the asset as follows:

Office furniture	5 years
Automobiles	4 years
Equipment	4 - 5 years
Leasehold improvements	Shorter of initial term of the respective lease and estimated useful life

The Company reviews the propriety of the carrying amount of capital assets when events or circumstances indicate that the carrying amount may not be recoverable. This evaluation is based on projections of future undiscounted net cash flows. The total of these projected net cash flows is referred to as the “net recoverable amount”. If the net recoverable amount is less than cost, the capital asset is written down to fair value.

(i)	Goodwill and intangible assets:

Effective April 1, 2002, the Company adopted The Canadian Institute of Chartered Accountants’ (“CICA”) Handbook Section 3062, “Goodwill and Other Intangible Assets”. These standards mandate the purchase method of accounting for business combinations initiated on or after July 1, 2001 and also establish criteria for identifying and measuring intangible assets acquired in business combinations that are recorded and reported apart from goodwill. Goodwill and intangible assets with indefinite useful lives are not amortized, but instead are tested for impairment at least annually by comparing their fair values with their book values.

The investment in intellectual property represents the Company’s investment in large scale hydrogen production technology. Amortization is provided on a straight-line basis over the estimated useful life of the technology of 10 years.

Patents and costs related to obtaining such patents are amortized on a straight-line basis over their estimated useful lives which is the longer of 17 years from date of grant and 20 years from date of filing, once regulatory approval has been obtained.

Product technology, customer relationships, trademarks and trade names acquired by the Company are amortized on a straight-line basis over their estimated useful lives of 5 to 12.5 years.

Intangible assets with finite lives are recorded at the lesser of amortized cost and fair value. The Company reviews the propriety of the carrying amount of intangibles with finite lives when events or circumstances indicate that the carrying amount may not be recoverable. This evaluation is based on projections of future undiscounted net cash flows. The total of these projected net cash flows is referred to as the “net recoverable amount”. If the net recoverable amount is less than cost, the current asset is written down to fair value.

(j)	Research and product development costs:

Research costs are expensed as incurred. Development costs for technically and commercially feasible products, which management intends to produce and market and/or use, are deferred until commercial use begins.

Amortization of deferred product development costs is provided on a straight-line basis over the estimated commercial life of the product, commencing in the year following that in which the new product development was completed.

Funding for research and product development includes government and non-government research and development support. Research and product development support is recognized as revenue as the applicable costs are incurred unless it is for reimbursement of an asset, in which case, it is accounted for as a reduction in the cost of the applicable asset.

(k)	Income taxes:

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, future income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases. Future income tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is recognized in operations in the year that includes the date of enactment or substantive enactment.

In assessing the realizability of future income tax assets, management considers whether it is more likely than not that some portion or all of the future income tax assets will be realized. The ultimate realization of future income tax assets is dependent upon the generation of future taxable income during the year in which the temporary differences are deductible. Management considers the scheduled reversals of future income tax liabilities, the character of the future income tax asset and tax planning strategies in making this assessment. To the extent that management believes that the realization of future income tax assets does not meet the more likely than not realization criteria, a valuation allowance is recorded against the future income tax assets.

(l)	Pension costs:

The Company has a defined contribution plan. Current service pension costs are expensed as incurred.

(m)	Fair values of financial instruments:

The carrying values of cash and cash equivalents, short-term investments, accounts receivable and accounts payable and accrued liabilities approximate their fair values due to the short-term maturity of these financial instruments.

The carrying values of notes receivable approximate their fair values as the interest rate attached to the notes approximates current market rates of interest or the note is due on demand.

(n)	Foreign currency translation:

Assets and liabilities of subsidiaries which are considered to be self-sustaining are translated at the year-end exchange rate, and the results of their operations are translated at the average rate of exchange for the year. The resulting translation adjustments are accumulated in a separate component of shareholders’ equity. Other currency gains and losses are included in earnings.

The operations of the subsidiaries which operate in the United States are considered to be integrated with those of the Company. Accordingly, all foreign currency amounts are translated into Canadian dollars on the following basis:

Notes to Consolidated Financial Statements (continued)
Years ended March 31, 2003 and 2002

(i)	non-monetary items, at the rates of exchange in effect at the date of acquisition;
(ii)	other assets and liabilities, at the rate in effect at the balance sheet dates; and
(iii)	revenue and expenses, other than charges for amortization of non-monetary assets, at average rates of exchange in effect during the year.

Related translation gains or losses are included in the consolidated statements of operations.

(o)	Stock-based compensation plans:

The Company has a stock-based compensation plan for employees and members of the Board of Directors, as described in note 7. All stock options issued under this plan have an exercise price equal to the fair market value of the underlying shares on the date of grant. As a result, the Company records no compensation expense on the date of grant. Any consideration paid by employees or members of the Board of Directors on exercise of stock options is credited to share capital. If stock options are repurchased from employees, the excess of the consideration paid over the carrying amount of the stock option cancelled is charged to deficit.

Effective April 1, 2002, the Company adopted CICA Handbook Section 3870, “Stock-Based Compensation and Other Stock-Based Program”, which establishes standards for the recognition, measurement and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services provided by employees and non-employees. The standard requires that a fair value-based method of accounting be applied to all stock-based payments to non-employees and to employee awards that are direct awards of stock that call for settlement in cash or other assets or are stock appreciation rights that call for settlement by the issuance of equity instruments. However, the new standard permits the Company to continue its existing policy of recording no compensation cost on the grant of stock options to employees and members of the Board of Directors. Accordingly, no restatement of prior periods was required as a result of the adoption of the new standard. The pro forma disclosures of the impact on loss and loss per share of recording stock options issued to employees subsequent to April 1, 2002 at their fair value as required by this standard are disclosed in note 7.

2.	Acquisition of Vandenborre Technologies NV:

On February 28, 2003, the Company acquired Vandenborre Technologies NV (“Vandenborre”), a Belgium-based company involved in the design, manufacture and sale of pressurized hydrogen generation systems, for consideration consisting of cash of U.S. $6,390,000 (Cdn. $9,477,000) and the issuance of 7,322,672 common shares valued at $16,696,000. The value of each common share issued was $2.28, which is based on the average quoted market price of the Company’s common shares around the announcement date of the acquisition, being December 23, 2002. In addition, there were acquisition costs of $1,787,000 for a total purchase price of $27,960,000.

Included in the liabilities assumed on the acquisition of Vandenborre was $1,323,000 of severance and lease termination costs related to certain employees of Vandenborre and the closure of certain facilities used by a subsidiary of Vandenborre. As at March 31, 2003, no payments have been made against the liability recorded on acquisition.

The acquisition has been accounted for using the purchase method and the results of Vandenborre are included in the consolidated financial statements from the date of acquisition. The cost of acquisition has been allocated to the acquired assets and assumed liabilities as follows:

(In thousands of dollars)

Current assets	$6,888
Capital assets	1,885

Intangible assets:
Product technology	17,237
Customer relationships	600
Trademarks and trade names	420

18,257

Goodwill	11,097

38,127
Current liabilities	(10,167)

Consideration paid	27,960

Less cash acquired	1,015

$26,945

3.	Inventories:

	2003	2002

	(In thousands of dollars)

Raw materials and components	$4,951	$841
Work in process	3,729	1,174

	$8,680	$2,015

4.	Notes Receivable:

	2003	2002

	(In thousands of dollars)

Note receivable from 1129111 Ontario Limited (a related party), bearing interest at 9%, secured by a mortgage on land and building, repayment to occur when land and building is sold.	$—	$477
Note receivable from an officer of the Company, bearing interest at the prescribed rate under the Income Tax Act (3% as at March 31, 2003 and March 31, 2002), receivable in annual instalments of $50,000 plus accrued interest, maturing on June 30, 2004.	100	150

	100	627

Less current portion	50	50

	$50	$577

Notes to Consolidated Financial Statements (continued)
Years ended March 31, 2003 and 2002

5.	Capital Assets:

		Accumulated	Net book
2003	Cost	amortization	value
(In thousands of dollars)

Office furniture	$1,504	$885	$619
Automobiles	178	117	61
Equipment	9,555	2,687	6,868
Leasehold improvements	7,888	1,527	6,361

	$19,125	$5,216	$13,909

		Accumulated	Net book
2002	Cost	amortization	value

		(In thousands of dollars)

Office furniture	$665	$282	$383
Automobiles	110	41	69
Equipment	3,524	701	2,823
Leasehold improvements	1,136	178	958
Construction in progress	634	—	634

	$6,069	$1,202	$4,867

6.	Intangible Assets:

		Accumulated	Net book
2003	Cost	amortization	value

	(In thousands of dollars)

Patents	$440	$60	$380
Product technology	17,237	115	17,122
Customer relationships	600	5	595
Trademarks and trade names	420	7	413

	$18,697	$187	$18,510

		Accumulated	Net book
2002	Cost	amortization	value

	(In thousands of dollars)

Investment in intellectual property	$2,225	$891	$1,334
Patents	588	15	573

	$2,813	$906	$1,907

As a result of the acquisition of Vandenborre (note 2), the Company has revised its projections of the mix of technologies that may be marketed in the future. Accordingly, the Company has written off its investment in intellectual property of $1,110,000 and patents of $512,000 in 2003.

7.	Share Capital:

(a)	Authorized:

Unlimited Class A preference shares, non-voting, non-cumulative, preferential 4% dividends, redeemable at $1. At the holders’ option, the shares can be redeemed at 50% of their redeemable value at any time subsequent to May 23, 2001
Unlimited special shares
Unlimited common shares

(b)	Common shares issued:

	2003		2002
	Number of		Number of
	shares	Amount	shares	Amount

	(in thousands of dollars)		(in thousands of dollars)

Balance, beginning of year	20,740,847	$179,809	20,296,037	$178,364
Issued on acquisition of Vandenborre (note 2)	7,322,672	16,696	—	—
Issued for note receivable	—	—	203,750	1,151
Options exercised (net of issue costs)	109,840	(5)	241,060	294

Balance, end of year	28,173,359	196,500	20,740,847	179,809
Note receivable for common shares (i)	—	(1,151)	—	(1,151)

	28,173,359	$195,349	20,740,847	$178,658

(i)	On September 28, 2001, the Company issued 203,750 common shares to an officer of the Company in exchange for a demand promissory note in the amount of $1,151,000. The demand promissory note is non-interest bearing, provided a default has not occurred, and is secured by the common shares. In the event that a default occurs, the demand promissory note would bear interest at 6% per annum. The Board of Directors may, from time to time, consider whether to forgive portions of the note based on the board’s assessment of the performance of the Company and the officer. No amounts have been forgiven to date.

(c)	Stock option plan:

The Company has reserved for issuance 3,100,000 shares (2002 — 3,100,000) pursuant to a stock option plan (the “Plan”). Under the Plan, options may be granted by the Board of Directors to full-time employees, officers, consultants and members of the Board of Directors.

Options granted prior to October 2001 generally vest over 39 months, 28% after 12 months and the remainder pro-rated quarterly over the remaining 27 months. Options granted since October 2001 vest over four years in equal amounts of 25% per annum. Also, certain options vest pursuant to performance. The options are issued at an exercise price equal to the market price of the shares on the date of grant.

Notes to Consolidated Financial Statements (continued)
Years ended March 31, 2003 and 2002

Transactions during 2003 and 2002 are summarized as follows:

	2003		2002
		Weighted		Weighted
		average		average
	Number of	exercise	Number of	exercise
	shares	price	shares	price

Outstanding, beginning of year	2,908,480	$5.358	1,887,960	$3.974
Granted	331,420	4.189	1,382,000	6.700
Exercised	(109,840)	0.010	(241,060)	1.404
Forfeited/cancelled	(222,910)	5.007	(120,420)	5.041

Outstanding, end of year	2,907,150	5.484	2,908,480	5.358

Options exercisable, end of year	1,667,192	$5.037	1,064,085	$4.769

The following table summarizes information about stock options outstanding at March 31, 2003:

	Options outstanding			Options exercisable
		Weighted
		average	Weighted		Weighted
Range of		remaining	average		average
exercise	Number	contractual	exercise	Number	exercise
prices	outstanding	life in years	price	exercisable	price

$0.01	104,740	4.34	$0.01	104,620	$0.01
$2.60 - $4.54	651,500	3.34	3.54	405,000	3.48
$5.11 - $5.90	1,027,880	6.53	5.61	840,545	5.60
$6.20 - $6.90	933,500	8.74	6.78	226,250	6.78
$7.95 - $9.50	189,530	6.08	8.14	90,777	8.21

The Company uses the Black-Scholes option pricing model to estimate the fair value at the date of grant for options granted subsequent to April 1, 2002. During fiscal 2003, 331,420 options with a weighted average fair value of $3.65 were granted to employees and valued using the following weighted average assumptions:

March 31, 2003

Risk-free interest rate	5.22%
Expected volatility	81%
Expected life (in years)	10
Expected dividends	Nil

The pro forma impact of the compensation expense related to the fair value of the stock options granted during the year ended March 31, 2003 would be as follows:

(In thousands of dollars)

Loss for the year attributable to common shareholders — as reported	$34,057
Stock-based compensation expense	383

Loss for the year attributable to common shareholders — pro forma	$34,440

Loss per share — as reported	$1.59
Loss per share — pro forma	1.61

Weighted average number of shares outstanding	21,453,674

8.	Commitments:

(a)	Operating leases:

The Company is committed to payments under operating leases for equipment and buildings through 2008 and thereafter as follows:

(In thousands of dollars)

2004	$2,156
2005	2,183
2006	2,157
2007	1,059
2008	583
Thereafter	1,592

$9,730

(b)	Contractual obligations:

The Company has contractual obligations with various government agencies that will require the payment of royalties for certain technologies it is developing if the intellectual property is commercialized. Furthermore, in most circumstances, the Company is required to take reasonable steps to commercialize the funded intellectual property to retain ownership.

9.	Contingencies:

The Company has letters of credit and guarantees outstanding, at March 31, 2003, of approximately $4,119,000 (2002 — $2,548,000).

Notes to Consolidated Financial Statements (continued)
Years ended March 31, 2003 and 2002

10.	Operating line of credit:

The Company has an undrawn line of credit of approximately $3,250,000 with its principal banker.

The operating line of credit bears interest at bank prime plus 1% and borrowings are secured by a general security agreement covering all assets of the Company.

11.	Retrofit costs:

During fiscal 2002, the Company recorded a charge to operations of $6,000,000 in connection with the retrofit of certain hydrogen generating systems, including costs related to an inventory write-down, as well as customer support. The retrofit of the hydrogen generating systems was in response to discovery of a batch of non-conforming outsourced components. The affected components were covered under the Company’s warranty program. Throughout fiscal 2003, the Company replaced, delivered and began commissioning all units scheduled for replacement. As a result of previously unanticipated increases in component manufacturing costs, an additional charge of $1,500,000 was made in 2003.

12.	Related party transactions:

Up until December 31, 2002, the Company leased a building from 1129111 Ontario Limited, a company controlled by a shareholder of the Company. The Company also received interest from 1129111 Ontario Limited in connection with a note receivable, as described in note 4. In addition, the Company paid royalties to an investee company related to the use of proprietary technology. These related party transactions are in the normal course of business and are measured at the exchange amount of consideration established and agreed to by the parties. Transactions with related parties during the year are as follows:

	2003	2002

	(In thousands of dollars)

Rental payments	$33	$44
Interest earned	40	44
Royalties paid	7	33

Included in accounts receivable are amounts due from an investee company of $22,000 (2002 — nil).

Included in accounts payable and accrued liabilities amounts due to an investee company of nil (2002 — $8,000).

13.	Pension plan:

The total pension expense under the Company’s defined contribution plan for the year was $290,000 (2002 — $234,000).

14.	Income taxes:

(a)	Income tax recovery differs from the amount that would be computed by applying the combined federal and provincial statutory income tax rates to the earnings (loss) before income taxes. The reasons for the differences are as follows:

	2003	2002

	(In thousands of dollars)

Income tax recovery at combined statutory rates	$(13,012)	$(12,056)
Increase (decrease) resulting from:
Non-deductible expenses	35	35
Non-taxable losses (gains) realized for accounting purposes	551	(725)
Non-taxable portion of write-down of intangible assets	254	—
Change in valuation allowance	8,415	8,850
Large Corporations Tax	90	54
Income tax at different rates in foreign and other provincial jurisdictions	127	1,189
Change in tax rates on prior years’ temporary differences	352	1,279
Change in tax rates on current year’s temporary differences	3,194	784
Others	(83)	55

	$(77)	$(535)

Notes to Consolidated Financial Statements (continued)
Years ended March 31, 2003 and 2002

(b)	The tax effects of temporary differences that give rise to significant portions of the future tax assets and future tax liabilities at March 31, 2003 and 2002 are presented below:

	2003	2002
	(In thousands of dollars)

Current future tax assets:
Warranty and other reserves	$450	$1,973
Share issuance costs	498	—

	948	1,973
Less valuation allowance	948	1,973

	—	—

Long-term future tax assets:
Investments — differences in net book value and tax value	755	347
Capital assets and patents — differences in net book value and undepreciated capital costs	190	269
Share issuance costs	670	1,833
Non-capital loss carryforward	19,576	10,913
Scientific research and experimental development expenditures carryforward	5,849	4,156
Other	59	30

	27,099	17,548
Less valuation allowance	27,099	17,548

	—	—

Current future tax liabilities:
Short-term investments — differences in net book value and tax value	423	1,563
Non-capital loss carryforward	—	(563)
Share issuance costs	(423)	(1,000)

	—	—

Long-term future tax liabilities:
Capital assets and patents — differences in net book value and undepreciated capital costs	142	—
Other assets	266	395
Intangible assets	6,350	—
Share issuance costs	(408)	—
Non-capital loss carryforward	(6,350)	(395)

	—	—

Net future tax asset	$—	$—

(c)	The Company has non-capital loss carryforwards of approximately $88,778,000, which are available to be applied against taxable income of future years. The benefit of approximately $18,681,000 has been recorded in the accounts as a reduction of future income tax liabilities. The losses expire as follows:

(In thousands of dollars)

2004	$19
2005	279
2006	442
2007	1,828
2008	3,175
2009	30,465
2010	31,138
2020	87
2021	67
2022	132
No expiry	21,146

$88,778

The Company has undeducted scientific research and experimental development expenditures of $20,005,000, which can be carried forward indefinitely. In addition, the Company has investment tax credits, which may be carried forward to offset income taxes otherwise payable of approximately $6,596,000, which expire in the years 2011 through to 2013.

15.	Loss per share:

Loss per share has been calculated using the weighted average number of shares outstanding during the year of 21,453,674 (2002 — 20,554,970). The potential effects of the issuance of shares under the stock option plan is not dilutive to the loss per share.

16.	Change in non-cash operating working capital:

	2003	2002
	(In thousands of dollars)

Accounts receivable	$1,087	$676
Income taxes receivable	(36)	—
Inventories	(3,053)	1,369
Prepaid expenses	43	(298)
Accounts payable and accrued liabilities	(4,800)	5,862
Customer deposits	238	(791)
Income taxes payable	3	(161)

	$(6,518)	$6,657

Notes to Consolidated Financial Statements (continued)
Years ended March 31, 2003 and 2002

17.	Segmented Information:

As a result of the acquisition of Vandenborre in 2003, the Company now considers the Stuart Energy Group and the Vandenborre Group to be separate reportable operating segments. The Vandenborre Group operations encompass the operations of Vandenborre Technologies and the Stuart Energy Group operations encompass all other operations of the Company, including corporate activities.

	Vandenborre	Stuart Energy
2003	Group	Group	Total

	(In thousands of dollars)

Total revenue from external customers	$367	$6,152	$6,519
Write-off of intangible assets	—	1,622	1,622
Segment loss	(236)	(33,898)	(34,134)
Amortization of capital assets and intangibles	154	3,126	3,280
Additions to capital assets	1,885	10,105	11,990
Additions to goodwill	11,097	—	11,097
Additions to intangible assets	18,257	370	18,627
Segment assets	31,025	93,909	124,934

Segment loss is defined as loss before income taxes.

Summarized product sales and service revenue by geographic region, as determined by the location of the customers, is as follows:

	2003	2002
	(In thousands of dollars)

Canada	$—	$10
United States	2,228	1,146
Turkey	1,243	—
Other	3,048	4,751

	$6,519	$5,907

In 2003, two customers represented 25% of product sales and service revenue (2002 — two customers represented 32%).

Summarized research and product development funding revenue by geographic region, as determined by the location of the customers, is as follows:

	2003	2002
	(In thousands of dollars)

Canada	$609	$1,448
United States	416	554

	$1,025	$2,002

Substantially all of the capital assets are located in Canada.

Schedule B

STUART ENERGY SYSTEMS CORPORATION
Unaudited Consolidated Balance Sheets

September 30, 2004 and March 31, 2004

(in thousands of dollars)

	September 30,	March 31,
	2004	2004
		As restated,
		See Note 2(a)

Assets
Current assets:
Cash and cash equivalents	$5,017	$4,522
Short-term investments	41,313	55,081
Accounts receivable	6,202	6,160
Inventories	4,865	4,889
Prepaid expenses	254	568

	57,651	71,220

Capital assets	9,081	11,157
Intangible assets	15,951	17,116
Goodwill	10,889	11,167
Other non-current assets	195	79

	$93,767	$110,739

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$13,353	$14,956
Customer deposits	4,610	4,842

	17,963	19,798

Shareholders’ Equity:
Share capital	217,040	217,057
Cumulative foreign currency translation adjustment	(1,606)	(267)
Contributed surplus	562	288
Deficit	(140,192)	(126,137)

	75,804	90,941
	$93,767	$110,739

(Signed) Jon Slangerup Director	(Signed) Douglas S. Alexander Director

STUART ENERGY SYSTEMS CORPORATION
Unaudited Consolidated Statements of Operations

Three and Six Months ended September 30, 2004 and 2003
(in thousands of dollars except loss per share)

	Three Months Ended		Six Months Ended
	September 30		September 30
	2004	2003	2004	2003
		As restated,		As restated,
		See Notes		See Notes
		2(a), 3		2(a), 3

Product sales and service revenue	$5,514	$3,846	$11,176	$6,894

Cost of product sales and service	4,902	5,931	9,969	9,202

	612	(2,085)	1,207	(2,308)

Research and product development	3,356	1,602	5,935	4,290
General and administrative	2,561	3,050	6,442	6,906
Amortization	1,630	1,557	3,303	3,226

	7,547	6,209	15,680	14,422

Loss before under noted	(6,935)	(8,294)	(14,473)	(16,730)

Investment and other income	227	333	419	1,388

Loss before income taxes	(6,708)	(7,961)	(14,054)	(15,342)

Income taxes	1	—	1	3

Net loss	$(6,709)	$(7,961)	$(14,055)	$(15,345)

Basic and diluted net loss per share	$(0.19)	$(0.28)	$(0.39)	$(0.54)

Weighted average number of common shares outstanding	36,261,199	28,215,497	36,255,062	28,211,313

STUART ENERGY SYSTEMS CORPORATION
Unaudited Consolidated Statements of Deficit

Three and Six Months ended September 30, 2004 and 2003
(in thousands of dollars)

	Three Months Ended		Six Months Ended
	September 30		September 30
	2004	2003	2004	2003

Deficit, beginning of the period, as previously stated	$(133,483)	$(95,924)	$(125,872)	$(88,441)

Re-statement for Asset Retirement Obligation (Note 2 (a))	—	(33)	(265)	(132)

Deficit, beginning of the period, re-stated	(133,483)	(95,957)	(126,137)	(88,573)

Net loss	(6,709)	(7,961)	(14,055)	(15,345)

Deficit, end of period	$(140,192)	$(103,918)	$(140,192)	$(103,918)

STUART ENERGY SYSTEMS CORPORATION
Unaudited Consolidated Statements of Cash Flows

Three and Six Months ended September 30, 2004 and 2003
(in thousands of dollars)

	Three Months Ended		Six Months Ended
	September 30		September 30
	2004	2003	2004	2003
		As restated,		As restated,
		See Notes		See Notes
		2(a),3		2(a),3

Cash provided by (used in):

Operations:
Loss for the period	$(6,709)	$(7,961)	$(14,055)	$(15,345)
Items not involving cash:
Amortization of capital assets	1,265	1,119	2,544	2,355
Amortization of intangible assets	365	382	759	759
Amortization of deferred charge	—	56	—	112
Stock based compensation expense	199	72	274	142
Unrealized gains	(174)	—	(174)	—
Change in non-cash operating working capital	(250)	(678)	(2,089)	(3,818)

	(5,304)	(7,010)	(12,741)	(15,795)

Financing:
Net proceeds from issuance of common shares	—	—	(17)	—

Investments:
Decrease in short term investments	5,399	9,747	13,767	18,830
Purchase of capital assets	(185)	(341)	(468)	(1,538)
Patents	(55)	(1)	(96)	(16)
Proceeds from note receivable	50	50	50	50

	5,209	9,455	13,253	17,326

Increase (decrease) in cash and cash equivalents	$(95)	$2,445	$495	$1,531

Cash and cash equivalents, beginning of period	$5,112	$2,074	$4,522	$2,988

Cash and cash equivalents, end of period	$5,017	$4,519	$5,017	$4,519

Supplemental Cash flow Information:

Interest paid	$23	$7	$51	$18
Income taxes paid	$1	$9	$1	$70

STUART ENERGY SYSTEMS CORPORATION
Notes to the Unaudited Consolidated Financial Statements

Three and Six months ended September 30, 2004, and 2003
(in thousands of dollars)

1.	Significant Accounting Policies

The notes to these interim consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles but do not contain all of the disclosures required by generally accepted accounting principles for annual financial statements. Accordingly, these interim consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended March 31, 2004 and the notes thereto.

These interim consolidated financial statements follow the same accounting policies and methods of application as the consolidated financial statements for the year ended March 31, 2004 except as described in Note 2.

2.	New accounting standards

(a) Asset retirement obligations

Effective April 1, 2004, the Company adopted the CICA Handbook Section 3110 “Asset Retirement Obligations”, which replaced the guidance on future removal and site restoration costs included in the CICA Handbook Section 3061 “Property Plant and Equipment”. The standard requires recognition of a liability at its fair value for the obligation associated with the retirement of a tangible long-lived asset. A corresponding asset retirement cost is added to the carrying amount of the related asset and amortized over the useful life of the asset.

The Company has asset retirement obligations to restore leased facilities upon termination of the leases. Management has estimated a discounted liability at April 1, 2002 of $484,000. The total undiscounted amount of estimated cash flows required to settle the obligation at lease end is $536,000. These costs have been discounted and added to the carrying costs of leasehold improvements as at April 1, 2002. These costs are being amortized over the remaining lease term of fifty-two months. For the three and six months ended September 30, 2004, the Company recorded amortization and liability accretion expense of $28,000 and $56,000 and $5,400 and $10,800 respectively related to these obligations. The amortization related to prior periods has been accounted for retroactively with re-statement of prior period comparative amounts. The amortized balance of Asset Restoration Cost at September 30, 2004 is $205,000 (March 31, 2004 — $261,000). The credit adjusted risk-free discount rate used to calculate these obligations is 4.1%.

(b) Hedging relationships

In December 2001, the CICA issued guidance on accounting for hedging relationships. These guidelines specify the circumstances in which hedge accounting is appropriate, including the identification, documentation, designation and effectiveness of hedges and also the discontinuances of hedge accounting. The Company has implemented this accounting guideline on April 1, 2004. The

Company has included in other assets, unrealized gains on foreign exchange options contracts of $174,000 for the three and six months ended September 30, 2004.

3.	Share Capital

As of September 30, 2004, there were 36,261,199 (March 31, 2004 — 36,246,879) shares outstanding.

Stock Option Plan:

The Company has reserved for issuance 3,600,000 shares (March 31, 2004 — 3,100,000) pursuant to a stock option plan (the “Plan”). Under the Plan, options may be granted by the Board of Directors to employees, officers, consultants and members of the Board of Directors.

Stock option transactions during the six-month periods ended September 30th are summarized as follows:

	Fiscal 2005		Fiscal 2004
	Number	Weighted	Number	Weighted
	of Shares	Average	of Shares	Average
		Exercise Price		Exercise Price

Outstanding, beginning of period	2,827,520	$5.41	2,907,150	$5.48

Granted	497,000	2.99	169,500	2.97
Exercised	(14,320)	0.01	(44,160)	0.01
Cancelled	(20,000)	7.95	(133,010)	6.15

Outstanding, end of period	3,290,200	$5.05	2,899,480	$5.39

Options exercisable, end of period	2,068,983	$5.50	1,911,751	$5.27

The assumed exercise of these options would not have a dilutive effect on loss per share thereby resulting in the same weighted average number of shares outstanding at September 30, 2004 being used for purposes of calculating the basic and diluted earnings per share figures.

The Company uses the Black-Scholes option pricing model to estimate the fair value at the date of grant for options granted subsequent to April 1, 2002. In the second quarter of fiscal 2005, 285,000 (September 30, 2003 — 5,000) options with a weighted average fair value of $2.81 (September 30, 2003 — $3.24) were granted and valued using the following weighted average assumptions;

	September 30,	September 30,
	2004	2003

Risk free interest rate (%)	4.58%	4.64%
Expected volatility (%)	86%	86%
Expected life (in years)	10	10
Expected dividends	nil	nil

The Company adopted fair value accounting for employee stock based compensation expense at April 1, 2003. For the three and six month periods ended September 30, 2003, stock based compensation expense was previously disclosed on a pro-forma basis. The three and six month periods ended September 30, 2003 have now been restated to reflect the expensing of these costs.

Had the fair value method of accounting for stock options granted to employees been adopted for stock options granted during fiscal 2003, the pro forma impact of the compensation would be as follows;

	Three months	Three months
	ended	ended
	September 30,	September 30,
	2004	2003,
(in thousands of dollars except per share amounts)		As restated

Loss attributable to common shareholders — as reported	($6,709)	($7,961)
Stock-based compensation expense, As restated	60	114

Loss attributable to common shareholders — pro forma	($6,769)	$(8,075)

Loss per share — as reported	($0.19)	($0.28)
Loss per share — pro forma	($0.19)	($0.29)

Weighted average number of shares outstanding	36,261,199	28,215,497

	Six months	Six months
	ended	ended
	September 30,	September 30,
	2004	2003,
(in thousands of dollars except per share amounts)		As restated

Loss attributable to common shareholders — as reported	($14,055)	($15,345)
Stock-based compensation expense, As restated	128	244

Loss attributable to common shareholders-pro forma	($14,183)	$(15,589)

Loss per share — as reported	($0.39)	($0.54)

Loss per share — pro forma	($0.39)	($0.55)

Weighted average number of shares outstanding	36,255,062	28,211,313

4.	Research and product development

Research and development expenses are recorded net of program funding received or receivable. For the three and six months ended September 30, 2004 and 2003, the following research and development expenses had been incurred and program funding received or receivable:

	Three Months Ended		Six Months Ended
	September 30		September 30
	2004	2003	2004	2003

Research and product development expenses	$3,662	$1,702	$6,502	$4,390
Research and product development funding	306	100	567	100

Total research and product development expenses	$3,356	$1,602	$5,935	$4,290

5.	Employee future benefits

During the three and six month period ended September 30, 2004, an expense of approximately $87,000 and $147,000 respectively ($114,000 and $158,000 in the three and six month periods ended September 30, 2003) were charged to income for defined contribution pension costs.

6.	Guarantees

Standby Letters of Credit and Letters of Guarantee

As at September 30, 2004, the Company has outstanding standby letters of credit and letters of guarantee issued by several financial institutions of $5,060,000 (March 31, 2004 — $5,822,000) which have various expiry dates extending through to November, 2008. These instruments primarily relate to obligations in connection with the terms and conditions of the Company’s sales contracts. The standby letters of credit and letters of guarantee may be drawn upon by the customer if the Company fails to perform its obligations under the sales contracts and the Company would be liable to the financial institution for the amount of the standby letter of credit or letter of guarantee in the event that the instruments are drawn upon by the customer.

7.	Segment Information

Summarized product sales and service revenue by geographic region as determined by location of the customers is as follows:

	Three Months Ended		Six Months Ended
	September 30		September 30
	2004	2003	2004	2003
North America	$1,525	$381	$2,060	$602
South America	31	138	121	204
Europe	2,998	2,372	5,286	4,286
Africa	128	22	129	34
Austral-Asia	832	933	3,580	1,768

	$5,514	$3,846	$11,176	$6,894

Capital assets are located in the following countries:

	September 30,	March 31,
	2004	2004

Canada	$7,210	$8,996
Belgium	1,871	2,161

Total	$9,081	$11,157

Schedule C

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
OF HYDROGENICS CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
OF HYDROGENICS CORPORATION

COMPILATION REPORT

PricewaterhouseCoopers LLP Chartered Accountants PO Box 82 Royal Trust Tower, Suite 3000 Toronto Dominion Centre Toronto, Ontario Canada M5K 1G8 Telephone +1 416 863 1133 Facsimile +1 416 365 8215

To the Shareholders of
Hydrogenics Corporation

We have read the accompanying unaudited pro forma consolidated balance sheet of Hydrogenics Corporation (“Hydrogenics”) as at September 30, 2004 and the unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2004 and the year ended December 31, 2003, and have performed the following procedures.

1.	Compared the figures in the columns captioned “Hydrogenics Corporation” to the unaudited consolidated financial statements of Hydrogenics as at September 30, 2004 and for the nine months then ended, and the audited consolidated financial statements for the year ended December 31, 2003, respectively, and found them to be in agreement.

2.	Compared the figures in the columns captioned “Stuart Energy Systems Corporation” (“Stuart Energy”) to the unaudited consolidated balance sheet of Stuart Energy as at September 30, 2004, to management’s summation of the unaudited consolidated statements of operations of Stuart Energy for the six months ended September 30, 2004 and the three months ended March 31, 2004, and to the amended audited consolidated financial statements of Stuart Energy for the year ended March 31, 2004, respectively, and found them to be in agreement.

3.	Made enquiries of certain officials of Hydrogenics who have responsibility for financial and accounting matters about:

(a)	The basis for determination of the pro forma adjustments; and

(b)	Whether the unaudited pro forma consolidated financial statements comply as to form in all material respects with the requirements of the Ontario Securities Commission.

The officials:

(a)	Described to us the basis for determination of the pro forma adjustments;

(b)	Stated that the unaudited pro forma consolidated financial statements comply as to form in all material respects with the requirements of the Ontario Securities Commission.

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.

4.	Read the notes to the unaudited pro forma consolidated financial statements, and found them to be consistent with the basis described to us for the determination of the pro forma adjustments.

5.	Recalculated the application of the pro forma adjustments to the aggregate of the amounts in the columns captioned “Hydrogenics Corporation” and “Stuart Energy Systems Corporation” as at September 30, 2004 and for the nine months then ended and for the year ended December 31, 2003, and found the amounts in the column captioned “Pro Forma Adjustments” to be arithmetically correct.

A pro forma financial statement is based on management’s assumptions and adjustments, which are inherently subjective. The foregoing procedures are substantially less than either an audit or review, the objective of which is the expression of assurance with respect to management’s assumptions, the pro form adjustments and the application of the adjustments to the historical financial information. Accordingly, we express no such assurance. The foregoing procedures would not necessarily reveal matters of significance to the unaudited pro forma consolidated financial statements, and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.

(Signed) PricewaterhouseCoopers llp
Chartered Accountants
November 30, 2004
Toronto, Ontario

HYDROGENICS CORPORATION
PRO FORMA CONSOLIDATED BALANCE SHEET

As at September 30, 2004
(thousands of U.S. dollars)
(unaudited)

		Stuart Energy
	Hydrogenics	Systems	Pro Forma		Pro Forma
	Corporation	Corporation	Adjustments		Consolidated
			(Note 3)
Assets

Current assets
Cash	$1,918	$3,967	$—		$5,885
Short-term investments	91,497	32,664	—		124,161
Accounts receivable	4,386	3,805	—		8,191
Grants receivable	1,702	1,098	—		2,800
Inventories	6,012	3,846	—		9,858
Prepaid expenses	1,572	201	—		1,773

	107,087	45,581	—		152,668
Deposits	105	—	—		105
Other non-current assets	—	154	—		154
Property, plant and equipment	5,843	7,166	—		13,009
Future tax assets	1,802	—	—		1,802
Intangible assets	9,702	12,612	27,671	(a), (e)	49,985
Goodwill	5,113	8,609	43,269	(a), (e)	56,991

	$129,652	$74,122	$70,940		$274,714

Liabilities

Current liabilities
Accounts payable and accrued liabilities	$6,276	$10,528	$4,300	(b)	$21,104
Unearned revenue and customer deposits	1,505	3,645	—		5,150
Income taxes payable	298	—	—		298

	8,079	14,173	4,300		26,552
Long term debt	385	—	—		385
Deferred research and development grants	148	—	—		148
Future tax liabilities	1,802	—	—		1,802

	10,414	14,173	4,300		28,887

Shareholders’ Equity
Share capital and other equity	193,846	172,044	(45,455	)(a), (e)	320,435
Deficit	(70,562)	(110,826)	110,826	(e)	(70,562)
Foreign currency translation adjustment	(4,046)	(1,269)	1,269	(e)	(4,046)

	119,238	59,949	66,640		245,827

	$129,652	$74,122	$70,940		$274,714

The accompanying notes form an integral part of these unaudited pro forma consolidated financial statements.

HYDROGENICS CORPORATION
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the nine months ended September 30, 2004
(thousands of U.S. dollars, except share and per share amounts)
(unaudited)

		Stuart Energy
	Hydrogenics	Systems	Pro Forma	Pro Forma
	Corporation	Corporation	Adjustments	Consolidated
			(Note 3)
Revenues	$11,162	$12,868	$—	$24,030
Cost of revenues	8,267	11,513	—	19,780

	2,895	1,355	—	4,250

Operating expenses
Selling, general and administrative	10,118	8,095	—	18,213
Stock-based compensation expense	1,044	263	—	1,307
Research and development	10,395	7,440	—	17,835
Research and development grants	(3,741)	(823)	—	(4,564)
Depreciation of property, plant and equipment	1,806	2,920	—	4,726
Amortization of intangible assets	6,382	859	8,942 (d)	16,183

	26,004	18,754	8,942	53,700

Loss from operations	(23,109)	(17,399)	(8,942)	(49,450)

Other income (expenses)
Provincial capital tax	(132)	—	—	(132)
Interest, net	621	855	—	1,476
Foreign currency losses	(464)	(55)	—	(519)

	25	800	—	825

Loss before income taxes	(23,084)	(16,599)	(8,942)	(48,625)
Current income tax expense	117	(2)	—	115

Net loss for the period	$(23,201)	$(16,597)	$(8,942)	$(48,740)

Net loss per share
Basic and diluted	$(0.37)			$(0.54)
Shares used in calculating basic and diluted net loss per share	63,181,581			90,243,096

The accompanying notes form an integral part of these unaudited pro forma consolidated financial statements.

HYDROGENICS CORPORATION
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the year ended December 31, 2003
(thousands of U.S. dollars, except share and per share amounts)
(unaudited)

		Stuart Energy
	Hydrogenics	Systems	Pro Forma	Pro Forma
	Corporation	Corporation	Adjustments	Consolidated
			(Note 3)
Revenues	$26,660	$12,792	$—	$39,452
Cost of revenues	18,042	14,269	—	32,311

	8,618	(1,477)	—	7,141

Operating expenses
Selling, general and administrative	12,361	10,146	—	22,507
Stock-based compensation expense	684	206	—	890
Research and development	9,245	6,455	—	15,700
Research and development grants	(2,207)	(1,696)	—	(3,903)
Depreciation of property, plant and equipment	2,247	3,612	—	5,859
Amortization of intangible assets	12,933	1,114	11,923 (d)	25,970
Amortization of deferred charge	—	108	—	108
Integration costs	1,243	7,037	—	8,280

	36,506	26,982	11,923	75,411

Loss from operations	(27,888)	(28,459)	(11,923)	(68,270)

Other income (expenses)
Provincial capital tax	(53)	(18)	—	(71)
Interest, net	657	1,880	—	2,537
Foreign currency gains (losses)	5,383	(295)	—	5,088

	5,987	1,567	—	7,554

Loss before income taxes	(21,901)	(26,892)	(11,923)	(60,716)
Current income tax expense	190	—	—	190

Net loss for the year	$(22,091)	$(26,892)	$(11,923)	$(60,906)

Net loss per share
Basic and diluted	$(0.37)			$(0.67)
Shares used in calculating basic and diluted net loss per share	63,181,581			90,243,096

The accompanying notes form an integral part of these unaudited pro forma consolidated financial statements.

HYDROGENICS CORPORATION
NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of US dollars — except share and per share amounts)
(unaudited)

1.	BASIS OF PREPARATION

The accompanying unaudited pro forma consolidated balance sheet as at September 30, 2004 and the unaudited pro forma consolidated statements of operations of Hydrogenics Corporation (‘‘Hydrogenics’’) for the nine month period ended September 30, 2004 and for the year ended December 31, 2003 have been prepared to give effect to the purchase of a 100% interest in Stuart Energy Systems Corporation (‘‘Stuart Energy’’) that is described in Note 2 below. These pro forma consolidated financial statements have been prepared by management of Hydrogenics using the same accounting policies disclosed in its audited financial statements as of and for the year ended December 31, 2003 except for the adoption of the following new accounting standard:

Effective January 1, 2004, Hydrogenics adopted CICA Handbook Section 3110 ‘‘Asset Retirement Obligations (‘‘Section 3110’’) on a retroactive basis. Section 3110 replaced the previously existing guidance on future removal and site restoration costs for property, plant and equipment. Section 3110 requires recognition of a liability at is fair value for the obligation associated with the retirement of a tangible long-lived asset. A corresponding asset retirement cost is added to the carrying amount of the related asset and amortized to expense over the useful live of the asset. Although the adoption of this standard had no impact on Hydrogenics’ financial position, results of operations or cash flows, Stuart Energy’s retroactive adoption of this standard effective April 1, 2004 had the effect of increasing Stuart Energy’s net loss for the year ended March 31, 2004 by $88. The effects of Stuart Energy’s adoption of Section 3110 have been accounted for in the accompanying unaudited pro forma consolidated financial statements.

In the opinion of Hydrogenics’ management, the unaudited pro forma consolidated balance sheet and unaudited pro forma consolidated statements of operations include all adjustments necessary for the fair presentation of the transaction in accordance with Canadian generally accepted accounting principles.

The accompanying unaudited pro forma consolidated balance sheet of Hydrogenics has been prepared to give effect to the acquisition as at September 30, 2004.

The accompanying unaudited pro forma consolidated statements of operations have been prepared to give effect to the acquisition as at January 1, 2003.

The unaudited pro forma consolidated balance sheet at September 30, 2004 and the unaudited pro forma consolidated statement of operations for the nine months then ended have been prepared from:

• Hydrogenics’ interim unaudited consolidated financial statements for the nine months ended September 30, 2004;

• Stuart Energy’s unaudited interim consolidated balance sheet as at September 30, 2004;

• Stuart Energy’s unaudited interim consolidated statements of operations for the three months ended March 31, 2004 and for the six months ended September 30, 2004; and

• the adjustments and assumptions outlined in Note 3.

The unaudited pro forma consolidated statement of operations for the year ended December 31, 2003 has been prepared from:

• Hydrogenics’ audited consolidated statement of operations for the year ended December 31, 2003;

• Stuart Energy’s amended audited consolidated statement of operations for the year ended March 31, 2004;

• the adjustments and assumptions outlined in Note 3.

The unaudited pro forma consolidated financial statements are prepared for illustrative purposes only and may not be indicative of the financial position or operating results that would have occurred if the proposed acquisition described in Note 2 below had been completed on the dates indicated.

Furthermore, the reported unaudited pro forma consolidated operations are not necessarily indicative of the operating results that may be obtained by Hydrogenics in the future.

The unaudited pro forma consolidated financial statements should be read in conjunction with the historical consolidated financial statements of Hydrogenics for the periods ended September 30, 2004 and December 31, 2003, and the historical consolidated financial statements of Stuart Energy for the six month period ended September 30, 2004 as well as the amended financial statements for the year ended March 31, 2004.

2.	ACQUISITION OF STUART ENERGY SYSTEMS CORPORATION

On November 9, 2004, Hydrogenics entered into an agreement to acquire all of the issued and outstanding common shares of Stuart Energy. Pursuant to the agreement Hydrogenics will make a share exchange offer at an exchange ratio of 0.74 common shares of

HYDROGENICS CORPORATION
NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands of US dollars — except share and per share amounts)
(unaudited)

2.	ACQUISITION OF STUART ENERGY SYSTEMS CORPORATION (Continued)

Hydrogenics for every one Stuart Energy common share, for a total of approximately 27 million common shares of Hydrogenics at an aggregate value of $126.6 million. The offer is expected to be mailed to Stuart Energy’s shareholders by or before December 8, 2004 and will remain open for 35 days. The offer will be subject to customary conditions including that at least two thirds of Stuart Energy’s shares are tendered.

3.	PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

(a)   Hydrogenics’ equity has been increased to give effect to the issuance of 27,061,515 common shares at a price of $4.68 per share ($5.59 CAD), Hydrogenics’ average share price for several days before and after November 9, 2004. Total consideration of $130,889 (including estimated transaction costs of $4,300) has been allocated to acquired assets and liabilities as follows:

$
Current assets	45,581
Property, plant & equipment	7,166
Intangible assets	40,283
Goodwill	51,878
Other non-current assets	154
Current liabilities	(14,173)

130,889

(b) The investment in Stuart Energy includes estimated transaction costs of $4,300 which will be borne by Hydrogenics and have been included in accounts payable and accrued liabilities.

(c)   Hydrogenics accounts for its acquisition of Stuart Energy using the purchase method of accounting. The acquisition gives rise to estimated values of $40,283 and $51,878 for intangible assets and goodwill, respectively. Intangible assets are comprised of:

Intangible Asset	Amortization Method	$
Order backlog	Straight line over 1 year	2,927
Internet domain name	Straight line over 1 year	263
ISO 9001 designation	Straight line over 1 year	562
Information systems	Straight line over 2 years	1,185
Customer relationships	Straight line over 3 years	22,733
Customer relationships	Straight line 10 years	390
Patents	Straight line over 19 years	372
Product Technology	Straight line over 12.5 years	11,631
Trademarks	Straight line over 10 years	220

		40,283

The above purchase price allocation is preliminary. The actual purchase price that will be reported in the consolidated financial statements of Hydrogenics will be based on the fair value of the assets acquired and the liabilities assumed at the date of acquisition and the actual costs of the transaction. Accordingly, the purchase price allocation will be subsequently adjusted. Additionally, there may be changes in the amortization methods and estimated useful lives of the acquired intangible assets.

(d)   Amortization expense in the amount of $8,942 and $11,923 has been recorded for the nine months ended September 30, 2004 and the year ended December 31, 2003, respectively, for finite life intangibles acquired.

HYDROGENICS CORPORATION
NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(in thousands of US dollars — except share and per share amounts)
(unaudited)

3.	PRO FORMA ADJUSTMENTS AND ASSUMPTIONS (Continued)

(e) Stuart balances eliminated upon consolidation:

$
Share capital and other equity	172,044
Foreign currency translation adjustment	(1,269)
Deficit	(110,826)
Intangible assets	(12,612)
Goodwill	(8,609)

38,728
Excess of purchase price over tangible net assets acquired(1)	92,161

Total consideration	130,889

(1)	Represented by preliminary estimates of $40,283 and $51,878 for intangible assets and goodwill, respectively as disclosed in (a) and (c) above.

(f)   The weighted average common shares outstanding for the nine months ended September 30, 2004 and the year ended December 31, 2003 of Hydrogenics have been adjusted for the issuance of 27,061,515 common shares from treasury effective January 1, 2003. No effect has been given to the potential exercise of stock options and warrants in the calculation of diluted loss per share, as the effect would be anti-dilutive.